Exhibit 99.1

APRICUS BIOSCIENCES ANNOUNCES $11 MILLION REGISTERED DIRECT OFFERING WITH SARISSA CAPITAL MANAGEMENT LP

SAN DIEGO, CA, February 11, 2015 — Apricus Biosciences, Inc. (Nasdaq:APRI), a biopharmaceutical company advancing innovative medicines in urology and rheumatology, today announced that it has entered into definitive agreements with affiliates of Sarissa Capital Management LP and an additional accredited investor, in a registered direct offering of 6,043,955 shares of common stock and warrants to purchase up to 3,021,977 shares of common stock. The shares and warrants are being sold in combination, consisting of one share of common stock and a warrant to purchase .50 of a share of common stock, at an offering price of $1.82 for expected gross proceeds of approximately $11.0 million. The warrants will become exercisable commencing six months and one day from the date of issuance, expire seven years after the date of issuance and have an exercise price of $1.82 per share. The offering price and exercise price represent the closing price of the Company’s common stock as of February 10, 2015. The offering is expected to close on or about February 13, 2015, subject to customary closing conditions.

Apricus plans to use the net proceeds of the offering to fund working capital and general corporate purposes.

The securities described above are being offered pursuant to a shelf registration statement (File No. 333-198066), which was declared effective by the United States Securities and Exchange Commission (“SEC”) on August 25, 2014. This press release shall not constitute an offer to sell or the solicitation of an offer to buy any of the securities described herein, nor shall there be any sale of these securities in any state or jurisdiction in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such state or jurisdiction. When filed with the SEC, copies of the prospectus supplement and the accompanying base prospectus relating to this offering may be obtained at the SEC’s website at www.sec.gov.

About Apricus Biosciences, Inc.

Apricus Biosciences, Inc. (APRI) is a biopharmaceutical company advancing innovative medicines in urology and rheumatology. Apricus’ lead product, Vitaros®, for the treatment of erectile dysfunction, is approved in Europe and Canada and is being commercialized in several countries in Europe. Apricus’ marketing partners for Vitaros® include Abbott Laboratories Limited, Takeda Pharmaceuticals International GmbH, Hexal AG (Sandoz), Recordati Ireland Ltd. (Recordati S.p.A.), Bracco S.p.A. and Laboratoires Majorelle. Apricus’ second-generation Vitaros Room Temperature Device is under development. Apricus recently commenced a Phase 2a trial for RayVa™, its product candidate for the treatment of the circulatory disorder Raynaud’s phenomenon. Additionally, Apricus plans to initiate a Phase 2b trial for fispemifene, a selective estrogen receptor modulator for the treatment of male secondary hypogonadism, chronic prostatitis and lower urinary tract symptoms. Apricus is currently seeking a strategic partner to fund development of Femprox®, a product candidate for the treatment of female sexual interest/arousal disorder that completed an approximately 400-subject proof-of-concept study.

For further information on Apricus, visit http://www.apricusbio.com.

Forward Looking Statements

This press release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act, as amended. Statements in this press release that are not purely historical are forward-looking statements. Such forward-looking statements include, among other things: statements regarding Apricus’ expectations on the completion, timing and size of the offering and the expected net proceeds from the offering and the anticipated use of proceeds therefrom; the potential for Vitaros® and second-generation Vitaros® Room Temperature Device to achieve or increase commercial success; and the timing of Phase 2 clinical trials for fispemifene. Actual results could differ from those projected in any forward-looking statements due to a variety of reasons that are outside the control of the Company, including, but not limited to: risks and uncertainties related to the offering, including those associated with the satisfaction of customary closing conditions; Apricus’ ability to further develop its products and product candidates, as well as the timing of such events; Apricus’ ability to carry out clinical studies for its product candidates, as well as the timing and success of the results of such studies; Apricus’ ability to obtain and maintain intellectual property protection for its products and product candidates; Apricus’ ability to obtain the requisite governmental approval for its product candidates; the potential for delays in the timing of commercial launches of Vitaros® in additional countries; Apricus’ ability to raise additional funding that it may need to continue to pursue its commercial and business development plans; fluctuations and volatility in Apricus’ stock price, including as a result of the issuance and possible resale of the shares granted in this transaction; and market conditions. These forward-looking statements are made as of the date of this press release, and Apricus assumes no obligation to update the forward-looking statements, or to update the reasons why actual results could differ from those projected in the forward-looking statements. Readers are urged to read the risk factors set forth in the Company’s most recent annual report on Form 10-K, subsequent quarterly reports filed on Form 10-Q, and other filings made with the SEC. Copies of these reports are available from the SEC’s website at www.sec.gov or without charge from the Company.

CONTACT: Institutional Investors: Angeli Kolhatkar

angeli@areciaadvisors.com

Arecia Advisors

(917) 387-4770

Retail Investors: Chris Eddy, David Collins

apri@catalyst-ir.com

Catalyst Global

(212) 924-9800

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